                                                                    EXHIBIT 12.1

                   CAPSTAR RADIO BROADCASTING PARTNERS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                              THREE MONTHS ENDED
                                                               YEAR ENDED          MARCH 31
                                                              DECEMBER 31,    ------------------
                                                                  1996         1996       1997
                                                              ------------    -------    -------
                                                                    (DOLLARS IN THOUSANDS)
Fixed Charges:
  Interest expense..........................................    $ 11,475      $ 2,452    $ 2,892
  Implicit interest expense in rent.........................         183           48         46
                                                                --------      -------    -------
          Total fixed charges...............................    $ 11,658      $ 2,500    $ 2,938
                                                                ========      =======    =======
Earnings:
  Earnings before provision for income taxes................     (17,775)      (1,409)    (2,446)
  Fixed charges.............................................      11,658        2,500      2,938
                                                                --------      -------    -------
          Earnings, as defined..............................      (6,117)       1,091        492
                                                                ========      =======    =======
Deficiency of earnings to fixed charges.....................    $ 17,775      $ 1,409    $ 2,446
                                                                ========      =======    =======